September 4, 2003

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Attn:  Mr. Richard Pfordte
      Branch Chief

RE:   Oppenheimer Tremont Market Neutral Fund, LLC
      1933 Act File No. 333-71716
      1940 Act File No. 811-10537

      Oppenheimer Tremont Opportunity Fund, LLC
      1933 Act File No. 333-71722
      1940 Act File No. 811-10541

To the Securities and Exchange Commission:

      In connection with the agreement by the staff of the Securities and
Exchange Commission to accelerate effectiveness of the filings being made pursuant to Section 8(c) of the Securities Act of 1933 ("Securities Act"),
OppenheimerFunds, Inc. ("OFI") will cause each of the funds referred to above
(each, a "Fund") to make a rescission offer no later than September 30, 2003 to each shareholder of the Fund who purchased shares in such Fund during the period from March 15, 2003 through August 1, 2003, at a repurchase price equal to the consideration paid by such shareholder for such shares plus interest at an appropriate rate from the date of purchase to the expiration of the rescission offer, and OFI will reimburse the Funds to the extent the repurchase price plus interest is less than the consideration paid by the shareholder.

      Sincerely yours,

      OPPENHEIMERFUNDS, INC.

      By:   /s/ Katherine P. Feld
            ---------------------
            Katherine P. Feld, Vice President and Senior Counsel

N-1A/Tremont/Undertaking#5